[ISECURETRAC(TM) LOGO]

                              FOR IMMEDIATE RELEASE
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                    ISECURETRAC ANNOUNCES MANAGEMENT CHANGES

OMAHA, NE
FEBRUARY 9,2004

iSECUREtrac Corp (OTCBB: ), an industry leader in advanced global positioning systems (GPS) tracking solutions, announced today that Michael P. May has stepped down as Chairman of the Board and CEO of the Company effective today for personal reasons. Mr. May was instrumental in positioning the company as the premier leader in global tracking products and services for the criminal justice industry. Current board member, Thomas E. Wharton, Jr., has been appointed interim CEO of the Company.

"Mike's contribution and leadership in moving iSECUREtrac from a development stage company to an operating entity is greatly appreciated by the Board. We wish Mike all the best in his future endeavors," said Tom Wharton, interim CEO. Mr. Wharton's experience includes over 20 years of managerial and financial experience at technology based companies. Mr. Wharton joined the Board of Directors of iSECUREtrac in December 2001.

ABOUT ISECURETRAC

iSECUREtrac Corp is an information services and technology company providing advanced solutions for the mobile tracking of individuals and assets, including real time data collection, secure remote reporting, and data warehousing. iSECUREtrac's products are designed to improve security, enhance overall management information, and provide faster analysis and response for targeted government and commercial applications. Further information on iSECUREtrac Corp can be found on the company's Web site at www.isecuretrac.com.

SAFE HARBOR

This press release contains forward-looking statements that, if not verifiable historical fact, may be viewed as forward-looking statements that could predict future events or outcomes with respect to iSECUREtrac Corp. and its business. The predictions embodied in these statements will involve risks and uncertainties and accordingly, iSECUREtrac's actual results may differ significantly from the results discussed or implied in such forward-looking statements.

CORPORATE COMMUNICATIONS:
James Stark, iSECUREtrac
jstark@isecuretrac.com
(402) 537-0022


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